Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 119,183,374.15	0.0001381	$ 16,459.22
Fees Previously Paid
	Total Transaction Valuation:	$ 119,183,374.15
	Total Fees Due for Filing:			$ 16,459.22
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 16,459.22
Offering Note
[1]	Calculated as the aggregate maximum purchase price for shares of beneficial interest, based upon the net asset value per share as of January 31, 2026, of $25.0263. This amount is based upon the offer to purchase up to 4,762,325 common shares of beneficial interest, par value $0.01 per share, of Ares Core Infrastructure Fund. The amount of filing fee is calculated at $138.10 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Section 6(b) Filing Fee Rate Advisory No. 1 for Fiscal Year 2026, dated Aug. 25, 2025.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A